Exhibit 10.1

EMPLOYMENT AGREEMENT

This Agreement, made and entered into effective the 4th day of October, 2006, by and between Kevin R. Davidson, an individual residing at 16771 Ironwood Circle, Lakeville, MN 55044, (“Employee”), and BioDrain Medical Incorporated, 699 Minnetonka Highlands Lane, Orono, MN 55356-9728, a Minnesota corporation (“Company”).

          WITNESSETH:

          WHEREAS, the Company desires to employ the Employee to render services for the Company as its President & Chief Executive Officer (CEO) on the terms and conditions hereinafter set forth, and the Employee desires to be employed by the Company on such terms and conditions;

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereby agree as follows:

1.

Employment. The Company agrees to employ the Employee for a period of four (4) years from the date of this Agreement unless Employee violates the terms set forth in Paragraph 7: Termination for Cause or the Employee voluntarily resigns. The term is automatically renewable annually except by action of the Board of Directors.

2.	Duties. The Employee will hold the title of President and CEO and shall report to the Board of Directors of the Company. The general scope of the Employee’s duties shall include:

	a.	Exhibit A.

The Employee’s duties may be modified from time to time by mutual agreement between the Employee and the Board of Directors as they deem to be in the best interest of the Company, provided that the Employee’s duties shall be commensurate with those of a senior executive of the Company.

3.

Extent of Services. The Employee shall devote his full attention, energy and skills to the business of the Company and use his best efforts to fully and competently perform the duties of his office; with the exception of the time period from the date of this Agreement to December 31, 2006, during which time the Employee has prior part-time engagement responsibilities. The Employee has assured the Company that such prior responsibilities will not interfere with performance of his obligations to the Company.

4.	Compensation.

a.

Base Salary. $150,000 per year. Initial payment will be monthly and will be according to the Company’s salary schedule, which will begin as funds become available, but not later than when cumulative new funding has reached a minimum of $250,000. With the exceptions noted below, annual reviews will determine future salary and bonus amounts, as a part of Company compensation procedures. The following exceptions are

		•	Upon reaching total new funding of $1,000,000, annual salary shall increase to $170,000 beginning with the next full month.

		•	Upon reaching a cumulative total of $5,000,000 in net sales, annual salary shall increase to $200,000 per year beginning with the next full month.

b.

Bonus. The Employee will be eligible for participation in the Company’s bonus plan when completed and approved by the Board of Directors and the Compensation Committee. The following bonus schedule is in force:

Initial grant of 50,000 shares of BioDrain common stock upon signing the Agreement. Such stock will include an anti-dilution protection amounting to 3.81% (percent) of the Company’s outstanding fully diluted common stock up to the completion of the first $1,000,000 in new funding raised. This would mean that, at $1.00 per share for 1,000,000 new shares of common stock, an additional 45,536 shares of common stock would be issued to Employee.

		•	Additional 50,000 shares of BioDrain common stock upon reaching the first $200,000 of new funding. (170,000 New)

		•	Additional 50,000 shares of BioDrain common stock upon reaching an additional $500,000 of new funding, or a total of $700,000 of new funding.

		•	$25,000 in cash or BioDrain common stock having an equal market value upon reaching an additional $300,000 in new funding, or a total of $1,000,000 of new funding.

		•	Total potential shares as a result of these milestones would equal 220,536 shares, assuming the final milestone was taken in shares, not cash.

c.

Executive Compensation. The Employee will be eligible for executive compensation such as stock, stock options, deferred compensation, life insurance, etc., as approved by the Board of Directors and the Compensation Committee when such executive compensation plan is completed.

5.	Additional Benefits.

	a.	Automobile. The Company shall reimburse the Employee for deductible automobile mileage or auto allowance according to its Expense Reporting Procedures.

b.

Business Expense. The Company will reimburse the Employee for all reasonable, deductible and substantiated business expenses per its Expense Reporting Procedures. This includes, but is not limited to such expenses as telephone, cell phone, home office, business meetings, etc.

c.

Benefits. The Employee will be eligible for the Company’s benefits package and executive benefits listed in Paragraph 4.c. which will be implemented as funds become available and upon development and approval by the Compensation Committee.

	d.	Vacation. The Employee will receive a minimum of three weeks’ vacation per year or as per the executive vacation plan when written, whichever is greater.

e.

Education. The Company will support the Employee in his pursuit of continuing education provided sufficient cash flows support tuition reimbursement and he meets the conditions and terms of the tuition reimbursement guidelines as outlined in the Employee Manual when written.

6.

Board of Directors Membership. The Employee, as of the date of the Agreement, will become a member of the Board of Directors of the Company and will have the option to submit for Board approval one additional Board member.

7.

Termination for Cause; Voluntary Resignation. The Company may terminate this Agreement for “cause” as defined hereinafter at any time during the term of the Employee’s employment, and the Employee may voluntarily resign from his employment with the Company at any time. For this purpose, the term “cause” shall mean any of the following:

a.

the continued noncompliance by the Employee with the Company’s directors’ written instructions, directives or regulations, after fifteen (15) days’ written notice of such noncompliance from the Company; a breach by the Employee of any material term of this Agreement, which breach is not cured within seven (7) days of written notice thereof from the Company; unsatisfactory performance of employment duties, obligations and work and production standards that is not corrected within thirty (30) days after written notice of such unsatisfactory performance from the Company, or such longer period as specified in such notice;

	b.	malfeasance, misfeasance, or nonfeasance by the Employee in the course of his employment;

	c.	fraud or a criminal act committed by the Employee, provided such criminal act adversely affects the business of the Company;

d.

any breach of the Employee of his fiduciary obligations to the Company or any act or omission of the Employee constituting a breach of his obligations contained in the Confidentiality and Non-Competition Agreement attached hereto as Exhibit B and incorporated herein as reference; and;

	e.	the Employee’s voluntary resignation at any time.

In the event of a termination for cause, as defined herein, the Employee shall only be entitled to receive payment of base salary, adjusted pro-rata to the date of such termination, subject to offset, and to the extent permitted, for any amounts then owed to the Company by the Employee. The Employee shall have absolutely no right to receive or retain any other payment or compensation whatsoever under this Agreement, regardless of the term of the employment then elapsed. The Employee’s rights and obligations regarding stock options and shares of the Company’s common stock owned by the Employee shall be determined in accordance with and be governed by the Shareholder Agreement and the Company’s Stock Option Plan.

8.

Termination without Cause. In the event that the Employee’s employment is terminated by the Company without cause, as cause defined in Section 7 hereof, the Employee shall be entitled to receive from the Company an amount equal to twelve (12) months of the Employee’s annual base salary for the year of termination, payable in equal installments divided among the Company’s standard payroll periods over six (6) months following that in which termination occurs. The consideration provided in this Section is conditioned upon the

Employee’s return to the Company in good condition any and all property owned by or belonging to the Company and the Employee’s disclosure to the Company of any passwords or procedures necessary for the Company’s access to any computer software or computer programs. This consideration provided in this Section is further conditioned on the Employee’s continued complete adherence to the terms of the Employee’s Confidentiality and Non-competition Agreement for two years from the date of termination. All payments made hereunder will be subject to all required withholding and reporting. The Employee’s rights and obligations regarding any shares of the Company’s common stock owned by the Employee shall be determined in accordance with and be governed by the Shareholder Agreement.

9.

Termination for Good Reason. Employee may terminate this Agreement for Good Reason. The Employee may also terminate the Agreement hereunder without Good Reason by giving a Notice of Termination during the year immediately following a Change in Control of more than 40% of the Company’s outstanding stock (a “Special Termination”), with the exception of stock issued by the Company, provided that, with the exception of dilution‚ Employee is adversely affected by such Change in Control. Upon a Good Reason termination or a Special Termination, the Executive shall become entitled to the payments and benefits provided in Paragraph 8 hereof in accordance with the terms of such Paragraph.

10.	Death. Upon the death or disability of the Employee, bonus and other related benefits will be paid pro-rata for the current year.

11.

Sale, Reorganization or Transfer of Ownership. In the event the Company is sold, or if majority ownership of the Company should pass from the existing majority shareholders, the terms of this Agreement shall remain in force. Terms of all executive employment agreements will identify the specifics for sale, reorganization or transfer of ownership, to be approved by the Compensation Committee.

12.

Insolvency or Cessation of Business. In the event the Company becomes insolvent or ceases business due to lack of funds, this Agreement is immediately null and void and the terms and conditions are rendered non-enforceable, specifically those clauses associated with non-disclosure and non-competition.

13.	Governing Law. This agreement will be governed by and construed in accordance with the laws of the State of Minnesota.

14.

Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given, when received, if delivered by hand or by telegram, or three (3) working days after deposited, if placed in the mails for delivery by certified mail, return receipt requested, postage prepaid and addressed to the appropriate party at the following address:

Company:	BioDrain Medical Inc.
Attention: Lawrence W. Gadbaw, Chairman
699 Minnetonka Highlands Lane
Orono, MN 55356-9728

Employee:	Kevin R. Davidson
16771 Ironwood Circle
Lakeville, MN 55044

Addresses may be changed by written notice given pursuant to this Section; however any such notice shall not be effective, if mailed, until three (3) working days after depositing in the mails or when actually received, whichever occurs first.

15.	Other Agreements. This Agreement contains the entire agreement between the parties concerning terms of employment and supersedes at the effective date hereof any other agreement, written or oral.

16.	Modification and Waiver. A waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

17.

Binding Effect, Assigns, Successors, Etc. This Agreement shall be binding upon the parties hereto and their respective heirs, representatives, successors and assigns, and shall continue in full force unless and until terminated by the mutual agreement of all parties hereto.

18.

Savings Clause. If any provision, portion or aspect of this Agreement is determined to be void, or voidable by any legislative, judicial or administrative action as properly applied to this Agreement, then this Agreement shall be construed to so limit such provision, portion or aspect thereof to render same enforceable to the greatest extent permitted by or in the relevant jurisdiction.

19.	Headings. The headings of this Agreement are intended solely for convenience and reference, and shall give no effect in the construction or interpretation of this Agreement.

20.

Survival. Employee understands and agrees that portions of the provisions of this Agreement extend beyond termination of the Employee’s employment and shall continue in full force and effect after such termination of employment or termination of this Agreement.

21.

Execution. This Agreement may be executed in two (2) or more counterparts, and each such counterpart deemed an original. Original signatures on copies of the Agreement transmitted by facsimile will be deemed originals for all purposes hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective as of the day and year first written above.

BioDrain Medical Incorporated

By:

Lawrence W. Gadbaw, Chairman

By:

Kevin R. Davidson, Employee